Exhibit 21.1

Subsidiaries of the Registrant

Entity Name	Type of Entity	Jurisdiction of Formation
Vantage Energy Services Inc.	Corporation	Delaware
Vantage International Management Co.	Exempted Company	Cayman Islands
Vantage International Payroll Co.	Exempted Company	Cayman Islands
Vantage International Management Company Pte Ltd	Corporation	Singapore
Vantage International Payroll Company Pte Ltd	Corporation	Singapore
Vantage US Payroll Company Pte Ltd	Corporation	Singapore
Offshore Group Investment Limited	Exempted Company	Cayman Islands
Emerald Driller Company	Exempted Company	Cayman Islands
Sapphire Driller Company	Exempted Company	Cayman Islands
Aquamarine Driller Company	Exempted Company	Cayman Islands
Topaz Driller Company	Exempted Company	Cayman Islands
Vantage Deepwater Company	Exempted Company	Cayman Islands
Platinum Explorer Company	Exempted Company	Cayman Islands
Titanium Explorer Company	Exempted Company	Cayman Islands
Cobalt Explorer Company	Exempted Company	Cayman Islands
Vantage Driller I Co.	Exempted Company	Cayman Islands
Vantage Driller II Co.	Exempted Company	Cayman Islands
Vantage Driller III Co.	Exempted Company	Cayman Islands
Vantage Driller IV Co.	Exempted Company	Cayman Islands
P2020 Rig Co.	Exempted Company	Cayman Islands
P2021 Rig Co.	Exempted Company	Cayman Islands
Vantage Holding Hungary Kft	Limited Liability Company	Hungary
Vantage Drilling Netherlands BV	Limited Liability Company	The Netherlands
Vantage Luxembourg 1 SARL	Limited Liability Company	Luxembourg